As filed with the Securities and Exchange Commission on August 9, 2023

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NUVECTIS PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-2405608
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Bridge Plaza Suite 275

Fort Lee, NJ 07024

(Address, including Zip Code, of Principal Executive Offices)

Amended and Restated Nuvectis Pharma, Inc. Global Equity Incentive Plan (2021)

(Full title of the plan)

Copy to:

Ron Bentsur Chairman and Chief Executive Officer Nuvectis Pharma, Inc. Bridge Plaza Suite 275 Fort Lee, NJ 07024 (201) 614-3151 (Name, address and telephone number of agent for service)	Matthew W. Mamak, Esq. Alston & Bird LLP 90 Park Avenue, 14th Floor New York, New York 10016 (212) 210-1256

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Nuvectis Pharma, Inc. (the “Company”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 1,000,000 shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”), that may be issued under the Nuvectis Pharma, Inc. Amended and Restated Global Incentive Plan (2021) (the “Plan”); and (ii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)            The documents constituting Part I of this registration statement on Form S-8 (this “Registration Statement”) will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)           Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to our corporate headquarters at the following address: 1 Bridge Plaza, Suite 275, Fort Lee, NJ 07024, Attn: Ron Bentsur, or by calling (201) 614-3151.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, filed on March 8, 2023 and amended on March 27, 2023;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, filed on May 10, 2023 and June 30, 2023, filed on August 9, 2023;

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on May 15, 2023, and June 16, 2023;

(d)	The description of the Company’s Common Stock contained in Exhibit 4.6 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and any amendment or report filed with the Commission for the purpose of updating such description;

(e)	All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2021 (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act); and

(f)	All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its officers or directors to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper benefit. Our certificate of incorporation provides that no officer or director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as an officer or director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of officers or directors for breaches of fiduciary duty as described in the previous sentence.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is party or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we don’t assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

We maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)            The Company hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, That

(A)	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lee, State of New Jersey, on this 9th day of August, 2023.

NUVECTIS PHARMA, INC.

By:	/s/ Ron Bentsur
Ron Bentsur
Chairman, Chief Executive Officer, and President

POWER OF ATTORNEY

We, the undersigned directors and/or executive officers of Nuvectis Pharma, Inc., hereby severally constitute and appoint Ron Bentsur, acting singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, for him in any and all capacities, to sign this report and to file the same, with all exhibits thereto and other documents in connection therewith, and to sign any or all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron Bentsur	Chairman, Chief Executive Officer, and President	August 9, 2023
Ron Bentsur	(Principal Executive Officer)

/s/ Michael Carson	Vice President of Finance Officer)	August 9, 2023
Michael Carson	(Principal Financial and Accounting officer)

/s/ Kenneth Hoberman	Director	August 9, 2023
Kenneth Hoberman

/s/ Matthew L. Kapan	Director	August 9, 2023
Matthew L. Kapan

/s/ James F. Oliviero III	Director	August 9, 2023
James F. Oliviero III

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Second Amended and Restated Certificate of Incorporation of Nuvectis Pharma, Inc., filed as Exhibit 3.1 to the Form 8-K filed on February 4, 2022 and incorporated herein by reference.

4.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Nuvectis Pharma, Inc., filed as Exhibit 3.3 to the Form 8-K filed on February 4, 2022 and incorporated herein by reference.

4.3	Amended and Restated Bylaws of Nuvectis Pharma, Inc., filed as Exhibit 3.2 to the Form 8-K filed on February 4, 2022 and incorporated herein by reference.

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Kesselman & Kesselman.

23.2	Consent of Alston & Bird LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Amended and Restated Nuvectis Pharma, Inc. Global Equity Incentive Plan (2021) filed with the Definitive Proxy Statement on April 28, 2023, and incorporated herein by reference.

107	Filing fee table.